EXHIBIT 99

October 1, 2018
Contact:Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Theresa Drew Elected to Sonoco’s Board of Directors

HARTSVILLE, S.C., U.S. - Theresa Drew, managing partner for the Carolinas Practice of Deloitte LLP, has been elected to the Board of Directors of Sonoco Products Company (NYSE: SON), effective today. With the election, Sonoco has increased its board of directors to 13 members.
Harris E. DeLoach, Jr., executive chairman of Sonoco, said, “We are very pleased to have Theresa joining Sonoco’s Board as she brings deep accounting, finance and governance experience to the Company. As a financial expert, she will be joining the Board’s Audit Committee and will also be a member of the Employee and Public Responsibility Committee.”
Drew, 61, has nearly four decades of accounting experience with Deloitte and is currently responsible for the strategic direction of Deloitte’s activities across North and South Carolina serving clients in a variety of industries, including manufacturing, consumer business and hospitality. Since assuming leadership of the Carolinas practice in 2011, she has overseen the growth of the practice from 600 to more than 1,700 professionals. Drew became a partner with Deloitte in 1991, and has served in a variety of leadership roles, including managing partner of the San Diego practice and audit partner-in-charge in Phoenix. She joined Deloitte in 1979, after graduating summa cum laude from Northern Arizona University with a B.S. in accountancy. Drew is a Certified Public Accountant and was honored by the North Carolina Association of CPAs with the 2016 Woman to Watch Experienced Leader Award, crediting her as a pioneer in the advancement of women leaders.
Drew resides in Charlotte, N.C., and is a member of the Charlotte Executive Leadership Council, the International Women’s Forum and the National Association of Corporate Directors. She has served on multiple boards of non-profit organizations, including currently serving as a trustee of the University of North Carolina at Charlotte and the Charlotte Chamber of Commerce. She was recognized by Queens University as the 2017 Charlotte Business Woman of the Year and by the Charlotte Business Journal as a Most Admired CEO.
About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 21,000 employees working in approximately 300 operations in 33 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to Better Packaging. Better Life., and ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2018 list. For more information, visit www.sonoco.com.

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